Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CSG SYSTEMS SIGNS DEFINITIVE AGREEMENT TO ACQUIRE DATAPROSE, INC.

Acquisition expands statement presentment capabilities with entry into new vertical markets and geographical footprint

ENGLEWOOD, Colo. (April 17, 2008) — CSG Systems International, Inc. (NASDAQ: CSGS), a leading provider of outsourced solutions that facilitate customer interaction management, today announced that it has reached an agreement to acquire DataProse, Inc., a privately-held provider of statement presentment and direct mail services headquartered in Oxnard, California.

The acquisition of DataProse furthers CSG’s objective of helping its clients maximize every customer interaction by both strengthening and broadening CSG’s portfolio of output solutions capabilities. DataProse enhances CSG’s suite of advanced, turnkey solutions for personalized statement presentment in both paper and electronic formats, and adds extensive expertise in direct mail marketing services, including database management and market segmentation. Furthermore, with this acquisition, CSG continues to diversify its customer base into the utilities, financial services and telecommunications markets, and adds customers in the non-profit sectors of healthcare and higher education.

DataProse assists over 500 clients across the United States to market through improved billing statement presentation and personalized direct mail. The majority of its revenues come from its Billing Solutions division that produces monthly statements and provides bill issuers with outsourced solutions to more effectively communicate with customers, lower billing costs, accelerate payment cycles and reduce costly billing errors. DataProse also provides direct mail marketing services to support fundraising efforts of large non-profit organizations. Co-founded in 1990 by Xerox veteran Glenn Carter and Kinko’s founder Paul Orfalea, DataProse has over 130 employees and operates production facilities in Oxnard, California and Dallas, Texas. DataProse currently produces more than 5 million statements each month, which compares to CSG’s current statement production of approximately 60 million statements per month.

“Through this acquisition, CSG strengthens its industry-leading statement presentment platform while furthering its reach into new vertical markets,” said Pam Sellenrick, senior vice president and general manager of CSG Statement Processing Centers. “Additionally, this acquisition rounds out CSG’s national statement presentment footprint, a key competitive differentiator.”

“We are excited to join forces with CSG, an established leader in statement presentment,” said Glenn Carter, DataProse’s co-founder and president. “Our combined expertise and unmatched portfolio of capabilities will be of great benefit to our client base as they seek to improve and capitalize upon their client communications.”

Financial Terms and 2008 Guidance Impact

CSG will acquire DataProse for approximately $39 million in cash, to be paid upon closing of the transaction, which is expected to be April 30, 2008, pending normal regulatory approvals and other customary closing conditions.

CSG expects the acquisition of DataProse will add approximately $15 million of revenue for the remainder of 2008, assuming an April 30, 2008 closing. CSG expects to incur certain acquisition-related charges and ongoing amortization of intangible assets related to this acquisition in 2008. Excluding the impacts of these acquisition-related charges, which could vary from our original estimate based on final purchase accounting, CSG does not expect this acquisition will have a material impact on its overall results of operations for the full year 2008.

About CSG Systems

Headquartered in Englewood, Colorado, CSG is a leading provider of outsourced solutions that facilitate customer interaction management on the behalf of our clients, generating a large percentage of revenues from the North American cable and Direct Broadcast satellite (“DBS”) communications markets. Our solutions also support an increasing number of other industries such as financial services, utilities, telecommunications, and home security. Our solutions manage key customer interactions such as set-up and activation of customer accounts, sales support and marketing, order processing, invoice calculation (i.e., customer billing), production and mailing of monthly customer invoices, management reporting, electronic presentment and payment of invoices, automated and interactive messaging, and deployment and management of the client’s field technicians to the customer’s home. Our unique combination of solutions, services, and expertise ensure that our clients can rapidly launch new service offerings, improve operational efficiencies, and deliver a high-quality customer experience in a competitive and ever-changing marketplace. For more information, visit our website at www.csgsystems.com.

About DataProse

DataProse, Inc., founded in 1990 and headquartered in Oxnard, California, is a leading provider of billing statement presentment and direct mail services. DataProse provides billing statement design, print, mail and electronic presentment and payment for municipal and private utilities, financial services, energy, telecommunications and waste management companies.

DataProse renders direct mail fundraising and membership acquisition services for nonprofit organizations in the healthcare, higher education, zoos and aquariums, and social/cultural market segments. For more information on DataProse, visit www.dataprose.com.

Forward-Looking Statements

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended, that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to: 1) the concentration of approximately two-thirds of CSG’s revenues with four clients; as a result, the loss of business from any one of those clients could potentially have a material adverse impact to CSG’s financial results; 2) continued market acceptance of CSG’s Advanced Convergent Platform (ACP) and related products and services; 3) CSG’s ability to continuously develop and enhance products in a timely, cost-effective, technically advanced and competitive manner; 4) CSG’s dependency on the North American communications industry; as a result, key market factors such as further industry consolidation, new market entrants that may not be clients of CSG, economic conditions, and/or the financial status of CSG clients may affect CSG’s ability to maintain and expand market share; 5) increasing competition in our market from companies of greater size and with broader presence in the communications sector, thus exerting greater influence over client buying decisions; 6) CSG’s ability to successfully integrate and manage acquired businesses, technology or assets to achieve the expected strategic, operating and financial goals established for such acquisitions; 7) CSG’s continued ability to protect its intellectual property rights; and 8) CSG’s dependency on a variety of computing environments and communications networks, thus subjecting CSG to the risks of extended interruptions, outages, unauthorized access and corruption of data. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s reports on Forms 10-K and 10-Q and other filings made with the SEC.

For more information, contact:

Media Relations:

Elise Brassell

CSG Systems

Phone: (303) 804-4962

E-mail: elise_brassell@csgsystems.com

Investor Relations:

Roger Metz

CSG Systems

Phone: (303) 804-4082

E-mail: roger_metz@csgsystems.com

###